Exhibit 99.1

RadNet Expands its Revolving Credit Facility to $195 million

LOS ANGELES, California, August 31, 2020 (GLOBE NEWSWIRE) – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 332 owned and/or operated outpatient imaging centers, today announced the amendment of its senior secured first lien credit agreement to increase the amount of the revolving commitments thereunder by $57.5 million.

RadNet’s senior secured first lien credit facilities now consist of an aggregate of a $195.0 million revolving credit facility and $630.4 million (exclusive of unamortized discounts) of first lien term loans. The revolving credit facility and first lien term loans each have a maturity date of July 1, 2023.

“We are very pleased to have been able to increase our senior secured first lien credit facilities at this time,” said Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. “While our cash balance is strong ($84.5 million as of the quarter ended June 30, 2020), completing this transaction improves our financial flexibility and our ability to grow our business and execute our strategic plan. I would like to thank our group of supportive lenders for their confidence in our business and management team.”

The borrower under the first lien credit facilities is RadNet’s wholly owned subsidiary, Radnet Management, Inc. The obligations of the borrower under the first lien credit facilities are guaranteed by RadNet, all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations of the borrower and the guarantors under the first lien credit facilities are secured by substantially all of the assets of the borrower and guarantors.

Barclays Bank PLC, Truist Bank (as successor by merger to SunTrust Bank), JPMorgan Chase Bank, N.A., Capital One, National Association and Royal Bank of Canada increased their commitments pursuant to this amendment.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 332 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey and New York. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 8,600 employees. For more information, visit http://www.radnet.com.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer